Exhibit 10.34

Summary of Compensation of the Directors of Generex Biotechnology Corporation

On May 6, 2008, the Board of Directors of Generex Biotechnology Corporation (“Generex”) amended its policy to compensate nonemployee members of the Board of Directors effective immediately following the May 27, 2008 Annual Meeting of Stockholders (“Effective Date”) as follows:

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Nonemployee directors receive an annual cash base retainer. Each nonemployee director serving on the Board of Directors as of the Effective Date is entitled to an annual cash retainer of $40,000. Each new nonemployee directors will initially receive a cash retainer of $20,000, increasing to $30,000 for the second year, and $40,000 thereafter.

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At the discretion of the full Board of Directors, nonemployee directors may receive stock options to purchase shares of our common stock or shares of restricted stock each fiscal year. The number and terms of such options or shares is within the discretion of the full Board of Directors.

•	Nonemployee directors serving on committees of the Board of Directors receive additional cash compensation as follows: .

•	Chairperson of Audit Committee	$15,000

•	Member of Audit Committee*	$5,000

•	Chairperson of Compensation Committee	$15,000

•	Member of Compensation Committee*	$5,000

•	Chairperson of Governance and Nominating Committee	$5,000

•	Member of Governance and Nominating Committee*	$2,000

	*Not payable to Chairperson of such committee.